Exhibit 3(i)(b)

STATE OF NEVADA

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

FOR NEVADA PROFIT CORPORATION.

(PURSUANT TO NRS 78.385 AND 78.390 – AFTER ISSUANCE OF STOCK)

1.     Name of Corporation:

         Homelands Security Inc.

2.     The articles have been amended as follows

        The name of the corporation is: Riverside Manitoba Inc.

3.

The vote by which the stockholders holding shares in the corporation entitling then to exercise at least a majority of the voting power, or such greater promotion of the voting power as may be required in the case of a vote by classes or series, or as may be requires by the provisions of the articles of incorporation have voted in favor of the amendments is:

         80%

4.     Effective Date of Filing:

         January 18, 2005

5.     Officer Signature:

         /s/ Martin Tutschek

Martin Tutschek, President

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote in addition to the affirmative vote otherwise required of the holders representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.